Exhibit 10.1

September 8, 2005

Mr. Harold L. Covert

Dear Hal:

On behalf of Openwave Systems Inc. (the “Company”), we are pleased to confirm to you in writing the offer that we previously discussed with you to serve as Executive Vice President and Chief Financial Officer, with duties and responsibilities established by Dave Peterschmidt that are commensurate with that position. Your position will be located in our Redwood City, California headquarters. The terms of the offer are set forth below, as supplemented by the employment terms set forth in the Company’s standard form of Executive Change of Control Severance Agreement, Confidentiality and Invention Assignment Agreement (“Confidentiality Agreement”), and Indemnification Agreement for Executive Officers and Directors, copies of which are attached to this letter, and referred to, collectively with this letter, as the “Executive Offer Documents”. Except as otherwise set forth below, these terms shall be effective as of September 12, 2005 (“Effective Date”). We anticipate that you will begin employment with Openwave on September 12, 2005 and that you will officially assume the position of Chief Financial Officer effective October 1, 2005.

1. Cash Compensation.

Your monthly base salary will be $29,166.66 per month or $350,000 on an annualized basis. In addition, you will receive a sign-on bonus equal to $150,000; provided, however, that you agree to pay back a pro-rated portion of the sign-on bonus should you voluntarily terminate your employment prior to the twelve (12) month anniversary of the Effective Date.

You shall be eligible for a semi-annual incentive cash award from the Company under the Company’s Corporate Incentive Plan (“CIP”), based upon a target for each semi-annual period which shall be one hundred percent (100%) of your base salary actually earned for the six month performance period (i.e., $175,000 based upon your initial base salary). This amount will be pro-rated for your initial semi-annual period. Under the terms of the CIP for calendar year 2005, your actual annual incentive cash award may be below, at, or above target (up to a maximum of 150% of your target, as pro-rated if applicable) and shall be determined based upon the Company’s achievement level against selected financial and performance objectives. The terms of the CIP, including the financial and performance objectives for the Company, shall be established for each performance period by the Compensation Committee in consultation with the Board of Directors of the Company.

Mr. Harold L. Covert

2. Equity Awards.

Subject to the approval of the Compensation Committee, you will be granted (a) an option to purchase three hundred thousand (300,000) shares of Company common stock (the “Option”) and (b) a restricted stock purchase right for one hundred thousand (100,000) shares of Company common stock (the “Restricted Stock Award”). The Option shall have an exercise price equal to the fair market value of the Company common stock on the date of grant (which shall be determined in the discretion of the Compensation Committee) and shall vest over a four year period, with twenty five percent (25%) of the shares subject to the Option vesting on the first anniversary of the Effective Date, and an additional one forty-eighth (1/48th) of the shares subject to the Option vesting each calendar month thereafter on the same day of such subsequent calendar month. The Restricted Stock Award shall vest over four years in four equal installments of 25,000 shares each on the first four anniversaries of the Effective Date. All vesting for the Option and the Restricted Stock Award shall be contingent upon your continued employment with the Company on the applicable vesting date. Except as otherwise expressly set forth in this letter agreement, the Option and the Restricted Stock Award will be granted under and subject to the terms of the Company’s standard form of non-qualified stock option agreement and restricted stock purchase agreement.

You should be aware that you will incur federal and state income taxes as a result of your receipt of or vesting in the Restricted Stock Award, with the timing of such income contingent upon whether you timely make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (an “83(b) election”). It is entirely your choice whether you make an 83(b) election and you should consult with your own tax and financial advisors in that regard. The Company will not provide you with any assistance in paying your taxes on the Restricted Stock Award, regardless of whether or not you make an 83(b) election. If your employment is terminated other than for Cause and not under circumstances that would trigger the application of your Executive Change of Control Severance Agreement, you shall be entitled to the severance and benefits described in the Openwave Executive Severance Policy.

3. Additional Terms.

You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, for any reason or no reason.

The terms of this offer letter may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. This offer letter will be governed by the internal laws of the State of California.

Mr. Harold L. Covert

Please review the terms of this letter and the Executive Offer Documents to make sure they are consistent with your understanding. Should you have any questions with regard to any of the items indicated above or the terms of the Executive Offer Documents, please contact Tim Burch, the Company’s Senior Vice President, Human Resources. Kindly indicate your agreement with the terms contained in this offer letter and the Executive Offer Documents by signing and returning the original signed offer letter and the Executive Offer Documents as appropriate so that they are received by Mr. Burch no later than September 15, 2005.

/s/ David Peterschmidt
David Peterschmidt
President & CEO

Agreed and Accepted:

/s/ Harold L. Covert	September 12, 2005
Harold L. Covert	Date